GlobalWise Investments, Inc. www.GlobalWiseInvestments.com Matthew L. Chretien, President & CEO 614-388-8909 Contact@GlobalWiseInvestments.com

Exhibit 99.1

GlobalWise Investments Announces Appointment of a New Board Member

COLUMBUS, OH – (Marketwire – September 12, 2013) – GlobalWise Investments, Inc. (OTCQB: GWIV) (OTCBB: GWIV) (the “Company” or “GlobalWise”) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (“ECM”) systems in both the public and private sectors, announce the appointment of Robert Schroeder to the Board of Directors of GlobalWise effective September 10, 2013. The Board also appointed Mr. Schroeder to the Audit Committee of the Board.

“We’re very pleased to announce that Robert Schroeder has joined our Board of Directors,” stated Matthew Chretien, Interim President and CEO of GlobalWise. “Rob brings a wealth of capital market and public company experience to our Board.”

“I am excited to join the Board of GlobalWise and look forward to working with Matt and the rest of the management team,” commented Mr. Schroeder.

As previously disclosed in filings with the Securities and Exchange Commission (the “SEC”) by the Company, pursuant to the terms of the private placement (the “Private Placement”) effected on February 28, 2013 and March 6, 2013, the placement agent relating to the Private Placement, Taglich Brothers, Inc. (“Taglich Brothers”), has an exclusive right to appoint one director of the Board of Directors (the “Board”) of the Company for a period of two years. Mr. Schroeder’s appointment to the Board was made upon the recommendation of Taglich Brothers.

Robert Schroeder is Vice President of Investment Banking of Taglich Brothers, Inc. and specializes in advisory services and capital raising for small public and private companies. Prior to that, Mr. Schroeder served as Senior Equity Analyst publishing sell-side research on publicly traded companies. Prior to joining Taglich Brothers, he served in various positions in the brokerage and public accounting industry. Mr. Schroeder received a B.S. degree in accounting and economics from New York University. He currently serves on the board of directors of Air Industries Group, a publicly traded manufacturer of aerospace parts and assemblies, and privately held APR LLC, an automotive engineering firm providing performance aftermarket products and software.

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, Intellivue™, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape — virtually anything that can be digitized — in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

######